Exhibit 99.1
Rexford Industrial Announces Fourth Quarter and Full Year 2022 Financial Results

Los Angeles, California - February 8, 2023 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties within Southern California infill markets, today announced financial and operating results for the fourth quarter and full year of 2022.

Fourth Quarter 2022 Financial and Operational Highlights:
•Net income attributable to common stockholders of $40.7 million, or $0.22 per diluted share, as compared to $34.8 million, or $0.23 per diluted share, for the prior year quarter.
•Company share of Core FFO of $90.3 million, an increase of 29.8% as compared to the prior year quarter.
•Company share of Core FFO per diluted share of $0.49, an increase of 8.9% as compared to the prior year quarter.
•Consolidated Portfolio Net Operating Income (NOI) of $136.4 million, an increase of 35.7% as compared to the prior year quarter.
•Same Property Portfolio NOI increased 7.3% and Same Property Portfolio Cash NOI increased 10.7% as compared to the prior year quarter.
•98.0% Average Same Property Portfolio occupancy.
•Comparable rental rates on 1.1 million rentable square feet of new and renewal leases increased by 77.0% compared to prior rents on a GAAP basis and by 52.4% on a cash basis.
•Acquired 11 properties for an aggregate purchase price of $357.9 million.
•Issued a total of 6.5 million shares of common stock for total net proceeds of $388.0 million.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 14.9%.
•Subsequent to quarter end, the Company declared a quarterly dividend of $0.38 per share, an increase of 20.6% from the prior rate of $0.315 per share.

Full Year 2022 Financial and Operational Highlights:
•Net income attributable to common stockholders of $157.5 million, or $0.92 per diluted share, as compared to $111.8 million, or $0.80 per diluted share, for the prior year.
•Company share of Core FFO of $334.7 million, an increase of 45.3% as compared to the prior year.
•Company share of Core FFO per diluted share of $1.96, an increase of 19.5% as compared to the prior year.
•Consolidated Portfolio NOI of $480.1 million, an increase of 39.6% as compared to the prior year.
•Same Property Portfolio NOI increased 7.4% and Same Property Portfolio Cash NOI increased 10.5% as compared to the prior year.
•98.7% Average Same Property Portfolio occupancy.
•Comparable rental rates on 5.1 million rentable square feet of new and renewal leases increased by 80.9% compared to prior rents on a GAAP basis and by 58.8% on a cash basis.
•Acquired 61 properties for an aggregate purchase price of $2.4 billion and sold one property for a sales price of $16.5 million.
•Issued a total of 28.3 million shares of common stock for total net proceeds of $1.8 billion.
•Received credit rating upgrades to BBB+ (Fitch, S&P) and Baa2 (Moody’s)

“Rexford Industrial, the nation’s largest pure-play, U.S.-focused industrial REIT, delivered exceptional fourth quarter and full year results enabled by our differentiated strategy focused on value creation within infill Southern California, the nation’s highest-demand with lowest-supply major industrial market. For the full year, our team increased Core FFO by 45% and Core FFO per share by 20% compared to the prior year. We executed 5.1 million square feet of new and renewal leases at leasing spreads of 81% and 59% on a GAAP and cash basis, respectively. Our proprietary acquisition sourcing generated a record $2.4 billion of investments within our premier infill Southern California industrial market, 90% of which were transacted on an off-market or lightly marketed basis. During the year, we stabilized seven repositioning projects totaling $140.1 million dollars in total investment, at an aggregate 8.9% unlevered stabilized yield. Thanks to the extraordinary results delivered by our team, we are pleased to increase our dividend by 21%, reflecting our continued commitment to delivering superior total shareholder returns,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “Looking forward, our in-place portfolio is poised to deliver significant embedded NOI growth through an estimated 73% net effective mark-to-market on in-place leases and with over 3.3 million square feet of value-add repositioning and redevelopment projects underway or in our near-term pipeline. We also continue to source accretive investment opportunities, with $405 million of investments closed year-to-date and an additional pipeline of over $125 million of acquisitions under contract or accepted offer, which are subject to customary closing conditions. Our low leverage balance sheet achieves the dual outcome associated with protecting our business during uncertain economic times while also positioning the Company to capitalize upon highly-accretive internal and external growth opportunities that drive long-term value-creation for our shareholders.”

Financial Results:

The Company reported net income attributable to common stockholders for the fourth quarter of $40.7 million, or $0.22 per diluted share, compared to $34.8 million, or $0.23 per diluted share, for the prior year quarter. The net income in the prior year quarter includes $6.6 million of gains on sale of real estate. For the year ended December 31, 2022, net income attributable to common stockholders was $157.5 million, or $0.92 per diluted share, compared to $111.8 million, or $0.80 per diluted share for the prior year. The net income for the year ended December 31, 2022, includes $8.5 million of gains on sale of real estate, as compared to $33.9 million for the prior year.

The Company reported Core FFO for the fourth quarter of $90.3 million, representing a 29.8% increase compared to $69.6 million for the prior year quarter. The Company reported Core FFO of $0.49 per diluted share, representing an increase of 8.9% compared to $0.45 per diluted share for the prior year quarter. For the year ended December 31, 2022, Core FFO was $334.7 million, representing a 45.3% increase compared to $230.3 million for the prior year. For the year ended December 31, 2022, the Company reported Core FFO of $1.96 per diluted share, representing an increase of 19.5% compared to $1.64 per diluted share for the prior year.

In the fourth quarter, the Company’s consolidated portfolio NOI and Cash NOI increased 35.7% and 31.2%, respectively, compared to the prior year quarter. For the year ended December 31, 2022, the Company’s consolidated portfolio NOI and Cash NOI increased 39.6% and 35.7%, respectively, compared to the prior year.

In the fourth quarter, the Company’s Same Property Portfolio NOI and Cash NOI increased 7.3% and 10.7%, respectively, compared to the prior year quarter. For the year ended December 31, 2022, the Company’s Same Property Portfolio NOI and Cash NOI increased 7.4% and 10.5%, respectively compared to the prior year.

Operating Results:

Fourth quarter and full year 2022 leasing activity demonstrates strong tenant demand fundamentals within Rexford Industrial’s target Southern California infill markets:

	Q4-2022 Leasing Activity (1)
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	40	411,428	109.2%	64.9%
Renewal Leases	77	736,124	65.0%	47.8%
Total Leases	117	1,147,552	77.0%	52.4%

	Full Year 2022 Leasing Activity (1)
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	164	2,077,976	88.9%	61.6%
Renewal Leases	278	3,029,737	77.9%	57.7%
Total Leases	442	5,107,713	80.9%	58.8%
(1)Leasing activity reflects the removal of a 197,892 square foot lease previously reported in the Company’s press release published on January 9, 2023. The Company subsequently terminated the lease and is in negotiation to lease the space at more favorable terms compared to the prior lease.

As of December 31, 2022, the Company’s Same Property Portfolio occupancy was 98.1%. Average Same Property Portfolio occupancy for the fourth quarter and full year 2022 was 98.0% and 98.7%, respectively. As of December 31, 2022, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 97.9% occupied and 97.9% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 94.6% occupied and 94.7% leased.

As of February 8, 2023, lease expirations for the full year 2023 total 5.8 million rentable square feet, representing approximately 15% of total portfolio rentable square feet. The net effective and cash mark-to-market on the 2023 expiring leases is estimated to be approximately 75% and 61%, respectively. The portfolio-wide mark-to-market is estimated to be 73% on a net effective basis and 58% on a cash basis.

Transaction Activity:

During the fourth quarter of 2022, the Company completed seven acquisitions representing 11 properties with 0.9 million square feet of buildings on 46.8 acres of land, including 2.8 acres of land for near term redevelopment, for an aggregate purchase price of $357.9 million. These investments generate a weighted average unlevered initial yield of 4.2% and a projected weighted average initial stabilized yield on total investment of 5.4%.

During the full year 2022, the Company completed 52 acquisitions representing 61 properties with 5.9 million square feet of buildings on 319.6 acres of land, including 31.5 acres of land for near term redevelopment, for an aggregate purchase price of $2.4 billion. In aggregate, these investments generate a weighted average unlevered initial yield of 3.2% and a projected weighted average initial stabilized yield on total investment of 4.8%. Additionally, the Company sold one property for an aggregate sales price of $16.5 million, which generated 9.1% unlevered IRR on investment.

Subsequent to the fourth quarter of 2022, the Company completed two acquisitions totaling 1.2 million square feet of buildings on 52.3 acres of land for an aggregate purchase price of $405.0 million. This includes one transaction not previously disclosed that was acquired in late January.

•10545 Production Avenue, Fontana, located within the Inland Empire - West submarket for $365.0 million, or $331 per square foot. The 1.1 million square foot Class-A, cross-dock industrial building is situated on 45.9 acres of land and is currently occupied by a single tenant through a sale leaseback. The stabilized investment generates an initial unlevered yield on total investment of 5.0%, growing by 4.0% annual contractual increases.

According to CBRE, the vacancy rate in the 331 million square foot Inland Empire – West submarket was 1.1% as of the fourth quarter 2022.

During the fourth quarter of 2022, the Company stabilized two repositioning projects and one redevelopment project totaling 240,292 square feet and $67.5 million of total investment at a weighted average 8.9% unlevered stabilized yield. For the full year 2022, the Company has stabilized seven repositioning/redevelopment projects with 644,512 square feet and $140.1 million of total investment at a weighted average 8.9% unlevered stabilized yield.

Balance Sheet:
The Company ended the fourth quarter with $36.8 million in cash on hand and $1.0 billion available under its unsecured revolving credit facility. As of December 31, 2022, the Company had $2.0 billion of outstanding debt, with an average interest rate of 3.5% and an average term-to-maturity of 5.6 years. The Company has no significant debt maturities until 2024.

In the fourth quarter of 2022, the Company executed the following equity transactions:

•A public offering of 11,846,425 shares of common stock subject to forward equity sale agreements, including 346,425 shares related to the partial exercise of the underwriters' option to purchase additional shares, at a public offering price of $56.00 per share for an offering value of $663.4 million. In December 2022, the Company partially settled these forward equity sale agreements by issuing 3,554,704 shares of common stock for net proceeds of $198.7 million.
•The at-the-market equity offering program ("ATM"), selling 636,884 shares of common stock subject to forward equity sale agreements at an average price of $55.85 per share for a gross value of $35.6 million. As of December 31, 2022, the ATM program had approximately $165.4 million of remaining capacity.
•Settlement of outstanding forward equity sale agreements from the prior quarter ATM forward execution by issuing 2,903,245 shares of common stock for net proceeds of $189.3 million.

In October 2022, the Company refinanced its $60 million amortizing term loan expiring in August 2023. The new $60.0 million term loan, which has a maturity date of October 27, 2024 with three one-year extension options, bears interest at 1-month SOFR, increased by a 0.10% SOFR adjustment plus an applicable margin of 1.25% per annum.

In November 2022, Rexford Industrial’s senior unsecured rating was upgraded by Fitch to BBB+ from BBB with a stable outlook.

Subsequent to the fourth quarter of 2022, the Company partially settled the outstanding forward equity sale agreements related to the public offering by issuing 7,617,013 shares of common stock in exchange for net proceeds of $425.0 million.

As of February 8, 2023, the Company had approximately $72.9 million of net forward proceeds remaining for settlement. For the total net forward proceeds, settlement is to occur prior to November 2023 for $35.2 million and prior to May 2024 for $37.7 million.

Dividends:

On February 6, 2023, the Company’s Board of Directors declared a dividend in the amount of $0.38 per share for the first quarter of 2023, payable in cash on April 17, 2023, to common stockholders and common unit holders of record as of March 31, 2023.

On February 6, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, payable in cash on March 31, 2023, to preferred stockholders of record as of March 15, 2023.

Guidance

The Company is initiating its full year 2023 guidance as indicated below. The Core FFO guidance refers only to the Company’s in-place portfolio as of February 8, 2023, and does not include any assumptions for other acquisitions, dispositions or related balance sheet activities that have not closed. Please refer to the Company’s supplemental information package for a complete list of guidance and 2023 Guidance Rollforward.

2023 Outlook (1)	2022 Actual	2023 Guidance
Net Income Attributable to Common Stockholders per diluted share	$0.92	$0.94 - $0.98
Company share of Core FFO per diluted share	$1.96	$2.08 - $2.12
Same Property Portfolio NOI Growth - GAAP	7.4%	7.50% - 8.50%
Same Property Portfolio NOI Growth - Cash	10.5%	9.25% - 10.25%
Average Same Property Portfolio Occupancy (Full Year) (2)	98.7%	97.5% - 98.0%
General and Administrative Expenses (3)	$64.3M	$75.0M - $76.0M
Net Interest Expense	$48.5M	$64.0M - $66.0M
(1)2023 Guidance represents the in-place portfolio as of February 8, 2023, and does not include any assumptions for prospective acquisitions, dispositions or related balance sheet activities that have not closed.
(2)2023 Same Property Portfolio ending occupancy is projected to be 98.0%.
(3)2023 General and Administrative expense guidance includes estimated non-cash equity compensation expense of $35.0 million. Non-cash equity compensation includes restricted stock, time-based LTIP units and performance units that are tied to the Company’s overall performance and may or may not be realized based on actual results.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the potential impacts related to the COVID-19 pandemic, interest rates, inflation, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Investor Presentation:

The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

A conference call with senior management will be held on Thursday, February 9, 2023, at 1:00 p.m. Eastern Time.

To participate in the live telephone conference call, please access the following dial-in numbers at least five minutes prior to the start time.
1-877-407-0789 (for domestic callers)
1-201-689-8562 (for international callers)

Conference call playback will be available through March 9, 2023 and can be accessed using the following numbers and pass code 13734260.
1-844-512-2921 (for domestic callers)
1-412-317-6671 (for international callers)

A live webcast and replay of the conference call will also be available at www.ir.rexfordindustrial.com.

About Rexford Industrial:

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 358 properties with approximately 43.6 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below in the Financial Statements and Reconciliations section. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO for non-comparable items outlined in the “Reconciliation of Net Income to Funds From Operations and Core Funds From Operations” table which is located in the Financial Statements and Reconciliations section below. We believe that Core FFO is a useful supplemental measure and that by adjusting for items that are not considered by the Company to be part of its on-going operating performance, provides a more meaningful and consistent comparison of the Company’s operating and financial performance period-over-period. Because these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company Share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2023 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2023 Estimate
	Low	High
Net income attributable to common stockholders	$0.94	$0.98
Company share of depreciation and amortization	1.14	1.14
Company share of Core FFO	$2.08	$2.12

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income to NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) fair value lease revenue and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Same Property Portfolio: Our 2022 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2021 through December 31, 2022, and excludes properties that were acquired or sold during the period from January 1, 2021 through December 31, 2022, and properties acquired prior to January 1, 2021, that were classified as current or future repositioning, redevelopment or lease-up during 2021 or 2022 (unless otherwise noted), which we believe significantly affected the properties’ results during the comparative periods. As of December 31, 2022, our 2022 Same Property Portfolio consists of 224 properties aggregating 28,584,482 rentable square feet.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work.

Net Debt to Enterprise Value: As of December 31, 2022, we had consolidated indebtedness of $2.0 billion, reflecting a net debt to enterprise value of approximately 14.9%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt. Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:

Aric Chang
Senior Vice President, Investor Relations and Capital Markets
310.734.6952
achang@rexfordindustrial.com

Financial Statements and Reconciliations:

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Land	$5,841,195	$4,143,021
Buildings and improvements	3,370,494	2,588,836
Tenant improvements	147,632	127,708
Furniture, fixtures, and equipment	132	132
Construction in progress	110,934	71,375
Total real estate held for investment	9,470,387	6,931,072
Accumulated depreciation	(614,332)	(473,382)
Investments in real estate, net	8,856,055	6,457,690
Cash and cash equivalents	36,786	43,987
Restricted cash	—	11
Rents and other receivables, net	15,227	11,027
Deferred rent receivable, net	88,144	61,511
Deferred leasing costs, net	45,080	32,940
Deferred loan costs, net	4,829	1,961
Acquired lease intangible assets, net	169,986	132,158
Acquired indefinite-lived intangible	5,156	5,156
Interest rate swap asset	11,422	—
Other assets	24,973	19,066
Acquisition related deposits	1,625	8,445
Assets associated with real estate held for sale, net	—	7,213
Total Assets	$9,259,283	$6,781,165
LIABILITIES & EQUITY
Liabilities
Notes payable	$1,936,381	$1,399,565
Interest rate swap liability	—	7,482
Accounts payable, accrued expenses and other liabilities	97,496	65,833
Dividends and distributions payable	62,033	40,143
Acquired lease intangible liabilities, net	147,384	127,017
Tenant security deposits	71,935	57,370
Prepaid rents	20,712	15,829
Liabilities associated with real estate held for sale	—	231
Total Liabilities	2,335,941	1,713,470
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at December 31, 2022 and December 31, 2021 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at December 31, 2022 and December 31, 2021 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$ 0.01 par value per share, 489,950,000 authorized and 189,114,129 and 160,511,482 shares outstanding at December 31, 2022 and December 31, 2021, respectively	1,891	1,605
Additional paid in capital	6,646,867	4,828,292
Cumulative distributions in excess of earnings	(255,743)	(191,120)
Accumulated other comprehensive loss	8,247	(9,874)
Total stockholders’ equity	6,556,938	4,784,579
Noncontrolling interests	366,404	283,116
Total Equity	6,923,342	5,067,695
Total Liabilities and Equity	$9,259,283	$6,781,165

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUES
Rental income	$178,422	$132,593	$630,578	$451,733
Management and leasing services	160	118	616	468
Interest income	5	1	10	37
TOTAL REVENUES	178,587	132,712	631,204	452,238
OPERATING EXPENSES
Property expenses	42,055	32,090	150,503	107,721
General and administrative	19,733	15,009	64,264	48,990
Depreciation and amortization	56,568	41,221	196,794	151,269
TOTAL OPERATING EXPENSES	118,356	88,320	411,561	307,980
OTHER EXPENSES
Other expenses	815	1,262	1,561	1,297
Interest expense	13,670	10,367	48,496	40,139
TOTAL EXPENSES	132,841	99,949	461,618	349,416
Loss on extinguishment of debt	(38)	—	(915)	(505)
Gains on sale of real estate	—	6,617	8,486	33,929
NET INCOME	45,708	39,380	177,157	136,246
Less: net income attributable to noncontrolling interests	(2,431)	(2,153)	(9,573)	(8,005)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	43,277	37,227	167,584	128,241
Less: preferred stock dividends	(2,315)	(2,314)	(9,258)	(12,563)
Less: original issuance costs of redeemed preferred stock	—	—	—	(3,349)
Less: earnings attributable to participating securities	(240)	(145)	(845)	(568)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$40,722	$34,768	$157,481	$111,761
Net income attributable to common stockholders per share – basic	$0.22	$0.23	$0.92	$0.80
Net income attributable to common stockholders per share – diluted	$0.22	$0.23	$0.92	$0.80
Weighted-average shares of common stock outstanding – basic	184,162	152,270	170,467	139,295
Weighted-average shares of common stock outstanding – diluted	184,558	153,873	170,978	140,076

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:
	December 31,
	2022	2021	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	98.2%	98.7%	(50) bps
Orange County	99.3%	99.4%	(10) bps
Riverside / San Bernardino County	95.4%	99.8%	(440) bps
San Diego County	98.7%	99.2%	(50) bps
Ventura County	99.6%	98.0%	160 bps
Same Property Portfolio Weighted Average Occupancy	98.0%	99.0%	(100) bps

Ending Occupancy:	98.1%	99.1%	(100) bps
(1)Calculated by averaging the occupancy rate at the end of each month in 4Q-2022 and September 2022 (for 4Q-2022) and the end of each month in 4Q-2021 and September 2021 (for 4Q-2021).

Same Property Portfolio NOI and Cash NOI:
	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Rental income	$103,854	$98,516	$5,338	5.4%	$409,737	$381,297	$28,440	7.5%
Property expenses	24,368	24,457	(89)	(0.4)%	96,646	89,776	6,870	7.7%
Same Property Portfolio NOI	$79,486	$74,059	$5,427	7.3%	$313,091	$291,521	$21,570	7.4%
Straight line rental revenue adjustment	(1,081)	(2,530)	1,449	(57.3)%	(9,332)	(13,394)	4,062	(30.3)%
Amortization of above/below market lease intangibles	(1,348)	(1,911)	563	(29.5)%	(6,082)	(8,818)	2,736	(31.0)%
Same Property Portfolio Cash NOI	$77,057	$69,618	$7,439	10.7%	$297,677	$269,309	$28,368	10.5%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$45,708	$39,380	$177,157	$136,246
General and administrative	19,733	15,009	64,264	48,990
Depreciation and amortization	56,568	41,221	196,794	151,269
Other expenses	815	1,262	1,561	1,297
Interest expense	13,670	10,367	48,496	40,139
Loss on extinguishment of debt	38	—	915	505
Management and leasing services	(160)	(118)	(616)	(468)
Interest income	(5)	(1)	(10)	(37)
Gains on sale of real estate	—	(6,617)	(8,486)	(33,929)
Net operating income (NOI)	$136,367	$100,503	$480,075	$344,012
Straight line rental revenue adjustment	(7,467)	(5,999)	(31,220)	(20,903)
Amortization of above/below market lease intangibles(1)	(12,959)	(6,154)	(31,209)	(15,443)
Cash NOI	$115,941	$88,350	$417,646	$307,666

NOI	$136,367	$100,503	$480,075	$344,012
Non-Same Property Portfolio rental income	(74,568)	(34,077)	(220,841)	(70,436)
Non-Same Property Portfolio property expenses	17,687	7,633	53,857	17,945
Same Property Portfolio NOI	$79,486	$74,059	$313,091	$291,521
Straight line rental revenue adjustment	(1,081)	(2,530)	(9,332)	(13,394)
Amortization of above/below market lease intangibles	(1,348)	(1,911)	(6,082)	(8,818)
Same Property Portfolio Cash NOI	$77,057	$69,618	$297,677	$269,309

(1)The amortization of net below-market lease intangibles for the three months and year ended December 31, 2022, includes the write-off of $5,792 that is attributable to below-market fixed rate renewal options that were not exercised due to the termination of the lease at the end of the initial lease term.

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$45,708	$39,380	$177,157	$136,246
Adjustments:
Depreciation and amortization	56,568	41,221	196,794	151,269
Gains on sale of real estate	—	(6,617)	(8,486)	(33,929)
Funds From Operations (FFO)	$102,276	$73,984	$365,465	$253,586
Less: preferred stock dividends	(2,315)	(2,314)	(9,258)	(12,563)
Less: original issuance costs of redeemed preferred stock	—	—	—	(3,349)
Less: FFO attributable to noncontrolling interests(1)	(4,591)	(3,528)	(16,963)	(13,195)
Less: FFO attributable to participating securities(2)	(387)	(258)	(1,296)	(914)
Company share of FFO	$94,983	$67,884	$337,948	$223,565

Company Share of FFO per common share – basic	$0.52	$0.45	$1.98	$1.60
Company Share of FFO per common share – diluted	$0.51	$0.44	$1.98	$1.60

FFO	$102,276	$73,984	$365,465	$253,586
Adjustments:
Acquisition expenses	162	59	613	94
Impairment of right-of-use asset	—	992	—	992
Loss on extinguishment of debt	38	—	915	505
Amortization of loss on termination of interest rate swaps	59	734	253	2,169
Non-capitalizable demolition costs	663	—	663	—
Write-offs of below-market lease intangibles related to unexercised renewal options(3)	(5,792)	—	(5,792)	—
Core FFO	$97,406	$75,769	$362,117	$257,346
Less: preferred stock dividends	(2,315)	(2,314)	(9,258)	(12,563)
Less: Core FFO attributable to noncontrolling interest(1)	(4,405)	(3,599)	(16,838)	(13,504)
Less: Core FFO attributable to participating securities(2)	(368)	(265)	(1,282)	(943)
Company share of Core FFO	$90,318	$69,591	$334,739	$230,336

Company share of Core FFO per common share – basic	$0.49	$0.46	$1.96	$1.65
Company share of Core FFO per common share – diluted	$0.49	$0.45	$1.96	$1.64

Weighted-average shares of common stock outstanding – basic	184,162	152,270	170,467	139,295
Weighted-average shares of common stock outstanding – diluted	184,558	153,873	170,978	140,076
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1, 2 & 3 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.
(3)Reflects the write-off of the portion of a below-market lease intangible attributable to below-market fixed rate renewal options that were not exercised due to the termination of the lease at the end of the initial lease term.